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                                                                    EXHIBIT 23.1


The Board of Directors
HotJobs.com, Ltd.


The audits referred to in our report dated March 15, 1999, except for notes 2(a), 6 and 13(c) which are as of June 10, 1999, included the related financial statement schedule for the period from February 20, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                          /s/ KPMG LLP



New York, New York
July 19, 1999